Exhibit 5.1

ICZOOM Group Inc. c/o - Vistra (Cayman) Limited P. O. Box 31119 Grand Pavilion Hibiscus Way, 802 West Bay Road Grand Cayman, KY1 - 1205 Cayman Islands	D +852 3656 6054/ +852 3656 6061
E nathan.powell@ogier.com/ florence.chan@ogier.com

Reference: FYC/ACG/180023.00004

15 July 2024

Dear Sirs

ICZOOM Group Inc. (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the Form S-8), filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act) on or about the date hereof. The Form S-8 relates to the Company’s amended and restated 2015 equity incentive plan which took effect on 26 October 2020 (the Amended and Restated Plan), and as amended by an Amendment to the Plan dated 8 August 2022 (the Amendment, and together with the Amended and Restated Plan, the 2015 Equity Incentive Plan).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 18 June 2015 and a certificate of incorporation on change of name dated 3 May 2018 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the third amended and restated memorandum and articles of association of the Company adopted by the special resolutions passed on 8 August 2022 (the Memorandum and Articles);

(c)	a certificate of good standing dated 27 March 2024 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Florence Chan*	Lin Han† Cecilia Li** Rachel Huang** Joanne Collett** Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand † admitted in New York ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(d)	a copy of the register of directors and officers of the Company as provided to us on 20 June 2024 (the ROD);

(e)	a copy of the listed shareholder list of the Company in respect of the class A ordinary shares and class B ordinary shares of the Company as provided to us on 9 July 2024 (the ROM, and together with the ROD, the Registers);

(f)	a copy of the 2015 Equity Incentive Plan (including, without limitation, the Amended and Restated Plan and the Amendment);

(g)	a copy of the unanimous written resolutions of the directors of the Company dated 26 October 2020;

(h)	a copy of the unanimous written resolutions of the directors of the Company dated 8 August 2022;

(i)	a copy of the unanimous written resolutions of the directors of the Company dated 10 July 2024 (and together with item (g) and (h) above, the Board Resolutions);

(j)	a certificate from a director of the Company dated 15 July 2024 as to certain matters of facts (the Director’s Certificate); and

(k)	the Form S-8.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Form S-8 are true and correct copies and the Form S-8 conforms in every material respect to the latest drafts of the same produced to us and, where the Form S-8 has been provided to us in successive drafts marked to show changes from a previous draft, all such changes have been accurately marked;

(g)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the 2015 Equity Incentive Plan and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(h)	neither the directors and shareholders of the Company have taken or will take any steps to wind up the Company or to appoint a liquidator or restructuring officer of the Company, and no receiver has been or will be appointed over any of the Company’s property or assets;

(i)	the maximum number of Class A Ordinary Shares (as defined below) which the Company is required to issue (whether as a principal issue or on the conversion, exchange or exercise of the securities in connection with the awards issuable under the 2015 Equity Incentive Plan) under the 2015 Equity Incentive Plan to fulfil its obligation (the ESOP Shares) will not exceed the Company’s authorised but unissued share capital then in place and the consideration payable for each ESOP Share shall be no less than the par value thereof; and

(j)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar under the laws of the Cayman Islands.

Authorised Share capital

(b)	The authorised share capital of the Company is US$5,600,000 divided into 30,000,000 Class A ordinary shares of a par value of US$0.16 each (the Class A Ordinary Shares) and 5,000,000 Class B ordinary shares of a par value of US$0.16 each (the Class B Ordinary Shares).

Valid Issuance of ESOP Shares

(c)	The ESOP Shares to be issued under the 2015 Equity Incentive Plan have been duly authorised by all necessary corporate actions of the Company and, upon the issuance and delivery of the ESOP Shares in accordance with the Memorandum and Articles, the Board Resolutions and the terms of the 2015 Equity Incentive Plan and once consideration of not less than the par value is fully paid per ESOP Share in accordance with the 2015 Equity Incentive Plan to the Company, the ESOP Shares will be validly issued, fully paid and non-assessable. Once the register of members of the Company has been updated to reflect the issuance of the ESOP Shares, the shareholders recorded in the register of members of the Company will be deemed to have legal title to the ESOP Shares of the Company set out against their respective name.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the 2015 Equity Incentive Plan to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form S-8, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Form S-8 and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) (the Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Form S-8.

This opinion may be used only in connection with the Form S-8 while the 2015 Equity Incentive Plan is effective.

Yours faithfully

/s/ Ogier

Ogier